Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE DISTRIBUTION

Alliance Financial Corporation Redeemed All Preferred Stock Issued under the

U. S. Treasury’s Capital Purchase Program

Syracuse, NY, May 13, 2009 - Alliance Financial Corporation (the “Company”)(NASDAQ: ALNC), the holding company for Alliance Bank, N.A. (the “Bank”), announced today that it has redeemed all 26,918 shares of its Fixed Rate Cumulative Perpetual Preferred Stock (“Preferred Stock”) it sold to the U.S. Department of the Treasury (“Treasury Department”) on December 19, 2008 in connection with the Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Assets Relief Program. The Treasury Department also received a warrant (“Warrant”) to purchase 173,069 shares of the Company’s common stock with an exercise price of $23.33 per share.

The Company paid $27.2 million to the Treasury Department to redeem the Preferred Stock, which includes the original investment amount of $26.9 million plus accrued and unpaid dividends of approximately $329,000. The Company and Bank received unconditional approvals from their respective regulators and from the Treasury Department to redeem the Preferred Stock.

As a result of the redemption, the Company expects to record a reduction in undivided profits of approximately $551,000 in the second quarter of 2009 associated with accelerated discount accretion related to the difference between the amount at which the Preferred Stock sale was initially recorded and its redemption price. The Preferred Stock dividend and the acceleration of the accretion will reduce the second quarter’s net income available to common shareholders and earnings per common share.

The Company intends to negotiate the repurchase of the Warrant issued to the Treasury Department as part of the CPP. The repurchase price for the Warrant will be subject to these negotiations and there can be no assurance that it will be repurchased.

The Company and the Bank comfortably exceeded all regulatory requirements to be classified as “well-capitalized” before accepting the CPP investment and will continue to exceed the regulatory requirements after the redemption.

With approximately $1.4 billion in assets, Alliance Financial Corporation is an independent financial holding company headquartered in Syracuse, with Alliance Bank, N.A. as its principal subsidiary providing retail and commercial banking, and trust and investment services through 29 locations in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478